Exhibit 10.1

ASSET PURCHASE AGREEMENT
dated as of
 February 15, 2019
by and among
SN Probst LLC, or assigns,

and
Probst Family Funerals & Cremations, L.L.C.,
Heber Valley Funeral Home, Inc.,
Joe T. Probst, Clinton Wayne Probst, Calli J. Probst and Marsha L. Probst

TABLE OF SCHEDULES
SCHEDULES
Schedule 1.1	Permitted Liens
Schedule 2.1(b)	Motor Vehicles
Schedule 2.2	Retained Assets
Schedule 3.3	No Breach; Consents
Schedule 3.4	List of Personal Property
Schedule 3.5	List of Real Property
Schedule 3.5(k)	List of Water Rights
Schedule 3.8(a)	Preneed Agreements
Schedule 3.8(b)	Discounted Preneed Agreements
Schedule 3.8(c)	Merchandise and Services Trusts
Schedule 3.8(d)	Trust Funded Preneed Agreements
Schedule 3.8(e)	Insurance Funded Preneed Agreements
Schedule 3.9(a)	Permits
Schedule 3.9(b)	Compliance with Laws
Schedule 3.11	Litigation
Schedule 3.13	Financial Statements
Schedule 3.14	Labor Relations
Schedule 3.15	Employees and Employee Plans
Schedule 3.16	Intellectual Property Rights
Schedule 3.17	Insurance
Schedule 3.19	Inventories; Accounts Receivable
Schedule 3.24	Third-Party Contracts
Schedule 3.25	Bank Accounts

i

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of February 15, 2019 (“Signing Date”), by and among SN Probst LLC, a Utah limited liability company, or its assigns (“Buyer”) and Probst Family Funerals & Cremations, L.L.C., a Utah limited liability company (“PFFC”), Heber Valley Funeral Home, Inc., a Utah corporation (“HVFH”), Joe T. Probst (“Joe Probst”), Clinton Wayne Probst (“Clint Probst”), Calli J. Probst (“Calli Probst”) and Marsha L. Probst (“Marsha Probst”).  PFFC, HVFH, Joe Probst, Clint Probst, Calli Probst and Marsha Probst are collectively referred to herein as “Seller”.
RECITALS:
A. Seller, either directly or indirectly, owns and operates the following properties and funeral home businesses:  (i) the funeral home assets and business operations known as the Heber Valley Funeral Home, located at or near 288 North Main Street, Heber City, Utah, (ii) real properties located at or near 288 North Main Street, Heber City, Utah (“Improved Parcels”), (iii) the funeral home assets and business operations known as the Probst Family Funeral Home, located at or near 79 East Main Street, Midway, Utah, and (iv) an undeveloped commercial lot located at or near 747 East Main Street, Midway, Utah (“Lot”).  Said Heber Valley Funeral Home assets and business operations, Probst Family Funeral Home assets and business operations, Improved Parcels, Lot, and Seller’s leasehold interest in the 79 East Main Street, Midway, Utah, location of the Probst Family Funeral Home business (“Leased Parcel”) are collectively referred to herein as the (“Business”).
B. The parties hereto desire to enter into this Agreement pursuant to which Buyer will purchase from Seller and Seller will sell, transfer and convey (“Transfer”) to Buyer all assets and operations of the Business, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:
SECTION 1
DEFINITIONS
1.1. Definitions.  The following terms used in this Agreement shall have the following meanings:
“ADA” means the Americans with Disabilities Act, as amended.
“Affiliate” means, with respect to any Person, any other Person who is directly or indirectly controlling, controlled by or under common control with such Person.  For the purposes of this definition, the term “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, together with the Exhibits and Schedules hereto.
“Acquisition Proposal” has the meaning set forth in Section 5.13(a).
“AmEx Account” means American Express credit card account number 372329183501009.
“Assets” has the meaning set forth in Section 2.1.
“Assumed Contracts” means all Preneed Agreements, and those Third-Party Contracts which Buyer may elect, in its discretion, to assume.
“Assumed Liabilities” has the meaning set forth in Section 2.3(a).
“Business” has the meaning set forth in Recital “A.”
“Business Financial Statements” has the meaning set forth in Section 3.13.
“Buyer Indemnitees” has the meaning set forth in Section 10.3.
“Clean-Up Costs” has the meaning set forth in Section 5.10.
“Closing” has the meaning set forth in Section 2.6.
“Closing Date” has the meaning set forth in Section 2.6.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consent” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Authority or other Person.
“Consulting Agreement” has the meaning set forth in Section 11.17.
“Debt” means any obligation that encumbers, or impairs the value of, any of the Assets, including obligations for borrowed money.
“Disapproved Exceptions” has the meaning set forth in Section 5.8(c).
“Effective Time” has the meaning set forth in Section 2.6.
“Employee Plan” means (i) any “employee benefit plan,” as defined in ERISA, (ii) all other fringe or employee benefit plans, programs, contracts, schemes, agreements or arrangements, and (iii) all compensation plans, programs, contracts, schemes, agreements or arrangements, written or otherwise, statutory or contractual, for the benefit of or relating to any current or former employee, officer or director of Seller or any Person that, together with Seller, would be considered a single employer within the meaning of ERISA or the Code.
“Employment Agreement” has the meaning set forth in Section 11.16.

“Environmental Damages” means any and all Losses which are incurred at any time as a result of the existence at or prior to the Effective Time of Hazardous Materials upon, about or beneath the Real Property or Leased Parcel or migrating or threatening to migrate to or from the Real Property or Leased Parcel, or the existence of a violation of Environmental Requirements pertaining to the Real Property or Leased Parcel, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of the Real Property or Leased Parcel.
“Environmental Requirements” means all applicable Laws, Permits and similar items of any Governmental Authority relating to the protection of human health or the environment, including but not limited to:  (i) all requirements pertaining to reporting, licensing, permitting, investigation, removal, abatement and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials; (ii) all requirements pertaining to the protection of the health and safety of employees or the public; and (iii) all other limitations, restrictions, conditions, standards, prohibitions, obligations, schedules and timetables contained therein or in any notice or demand letter issued, entered, promulgated or approved thereunder.  The term “Environmental Requirements” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Exceptions” has the meaning set forth in Section 5.8(c).
“Excluded Representations” has the meaning set forth in Section 10.1.
“Existing Permits” means all Permits necessary for the operation of the Business.
“FTC” means the United States Federal Trade Commission.
“Funds” has the meaning set forth in Section 3.8(c).
“Governmental Authority” means any national, sovereign, federal, state, local or foreign government, or any political subdivision thereof or any court of competent jurisdiction, administrative agency or commission or other governmental entity or instrumentality or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government whether domestic or foreign.

“Hazardous Materials” means any substances: (i) the presence of which requires investigation or remediation under any Law; (ii) which is or has been identified as a potential hazardous waste, hazardous substance, pollutant or contaminant under any applicable Law; or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, reactive or otherwise hazardous and has been identified as regulated by any Governmental Authority. Nothing in definition shall include any substance or material commonly or customarily used in the funeral industry.
“Intellectual Property Rights” means all intellectual property rights including, without limitation, all software, patents, copyrights, inventions, processes, formulae, confidential business information, trademarks, trade names, service marks, logos, promotions, trade secrets, know-how and other proprietary rights, whether registered or unregistered and applications therefor, owned or used by Seller, including, without limitation, the Trade Names, or any variations of such names, all telephone listings, telephone numbers (wired and wireless), all lists of customers and prospective customers used or held for use in the Business, the “www.probstfamilyfunerals.com” website, and the “hebervalleyfuneral.com” and “probstfamilyfunerals.com” domains.
“Knowledge of Seller” means as to a particular matter, the knowledge, after reasonable inquiry, of (i) any Seller; (ii) any general manager of the Business or (iii) any manager, director or officer of Seller.
“Laws” means any common law and any foreign, federal, state and local statutes, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation, the interpretation thereof by any Governmental Authority charged with the enforcement thereof.
“Liens” means all liens, mortgages, claims, charges, security interests, options, preemptive purchase rights, easements, restrictions or other encumbrances.
“Loss” means any losses, liabilities, debts, assessments, claims, actions, suits, proceedings, charges, deficiencies, penalties, interest, costs, expenses and other damages (including without limitation, attorneys’ fees and expenses, court costs, litigation costs, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring), Liens or other obligations of any kind, character or description (whether or not absolute, contingent, matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise).
“Management Agreement” has the meaning set forth in Section 2.6.
“Material Adverse Effect” means, with respect to the Business, a material adverse effect on the Assets, financial condition, results of operations or prospects of the Business taken as a whole.
“Merchandise and Service Trusts” means all preneed or at-need merchandise and service trusts or accounts relating to the Preneed Agreements, whether required by applicable Law or whether established voluntarily.

“Merchandise Inventory” means all caskets, urns, vaults, monuments, and other supplies owned by Seller as of the Closing Date or used or held for use in connection with the operation of the Business.
“Motor Vehicles” has the meaning set forth in Section 2.1(b).
“Nonassignable Assets” has the meaning set forth in Section 2.1.
“Noncompete Agreement” has the meaning set forth in Section 11.18.
“Order” means any judgment, order, writ, injunction, award, decision, stipulation, settlement, process, ruling, subpoena, verdict or decree entered by any Governmental Authority or arbitrator.
“Ordinary Course” means the ordinary course of business, consistent with past custom and practice (including with respect to quantity, quality and frequency) of the Business.
“OSHA” means the Occupational Safety and Health Act, as amended.
“Permit” means any license, franchise, permit, concession, approval or registration certificates from, of or with a Governmental Authority.
“Permitted Encumbrances” has the meaning set forth in Section 5.8(c).
“Permitted Liens” means (i) Liens for current ad velorem Taxes or other governmental charges not yet due or payable or (ii) Liens listed or described on Schedule 1.1.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including without limitation, a Governmental Authority.
“Personal Property” means all furniture, computers, printers, books, records, tools, supplies, equipment, furnishings and all other tangible personal property owned by Seller as of the Signing Date and used in the Business or acquired by Seller and used in the Business between the Signing Date and the Effective Time, and includes, without limitation, all personal property documented in those video recordings made by Buyer at the funeral home business locations in January 2019 (“Videos”).
“Phase I Report” has the meaning set forth in Section 5.10.
“Phase II Testing” has the meaning set forth in Section 5.10.
“Preliminary Title Report” has the meaning set forth in Section 5.8(a).
“Preneed Agreement” means any funeral or cemetery preneed contract, agreement or promise which (i) obligates Seller or the Business to provide for the future delivery of funeral or cemetery merchandise (including interment or entombment rights), properties or services, and (ii) is unfulfilled in whole or in part.

“Prepaids” means all prepaid items and deposits of Seller related to the Business or Assets.
“Purchase Price” has the meaning set forth in Section 2.4.
“Real Property” means the Improved Parcels, the Lot and any other real property owned by Seller and used in connection with the operation of the Business (excluding the Leased Parcel), together with (i) all buildings, structures, improvements, fixtures, facilities and construction in progress located on such real property, including all heating, ventilation, electrical, plumbing and other mechanical or operational systems, (ii) all rights, benefits, privileges, easements, rights-of-way, air rights, use rights, rights to adjacent streets or alleys, riparian rights, water rights, development rights, surface rights, subsurface rights, access rights, reversionary rights and rights under any covenants, conditions or restrictions, benefiting, belonging, pertaining to, or associated with any part of such real property, (iii) all right, title and interest of the Business or Seller in, to and under all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining any of such real property, and (iv) all other property around, adjoining or contiguous to any part of such real property owned, claimed or used by Seller in connection with the operation of the Business.
“Retained Assets” has the meaning set forth in Section 2.2.
“Retained Liabilities” has the meaning set forth in Section 2.3(b).
“Seller Indemnitees” has the meaning set forth in Section 10.2.
“Services in Progress” has the meaning set forth in Section 2.5(a).
“Shortfall” means as of the Effective Time, with respect to each of the Preneed Agreements, the amount by which (i) the amount that (A) has been paid for the applicable insurance policy or (B) placed and held in trust by Seller, is less than (ii) the amount required by applicable Laws or contract terms to be (A) paid for insurance policies, or (B) placed and held in trust by Seller with respect to each such Preneed Agreement.
“Signing Date” means the date set forth in the preamble.
“Survey” has the meaning set forth in Section 5.8(b).
“Tax” means any federal, state, local, foreign or municipal net income, gross income, gross receipts, sales, goods and services, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, stamp, occupation, property, severance, customs, duties or other tax of any kind whatsoever, together with any interest, penalties, or addition to tax imposed or assessed with respect thereto.
“Tax Return” means any return, declaration, report, statement, information statement or similar document filed or maintained, or required to be filed or maintained, with respect to Taxes, including any schedules thereto and any amendments thereof.
“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Third-Party Contracts” has the meaning set forth in Section 3.24.
“Title Company” means First American Title Insurance Company.
“Title Policy” has the meaning set forth in Section 5.8(d).
“Trade Names” means “Probst Family Funeral Home” and its registration with the State of Utah, “Heber Valley Funeral Home” and “Probst Family Funerals”.
“Transaction Documents” means the agreements, documents and instruments to be executed and delivered at Closing pursuant to Sections 7.1 and 7.2.
“Transfer” has the meaning set forth in Recital “B.”
“UCCU Van Loan” means Utah Community Credit Union loan number 20012804351 which encumbers the 2014 Chrysler van.
“Zions Bank Line of Credit” mean ZBNA dba Zions First National Bank loan number 001-00029-1756737-9003.
SECTION 2
PURCHASE AND SALE OF THE ASSETS AND LIABILITIES
2.1. Sale and Transfer of the Assets.  Subject to the terms and conditions set forth in this Agreement, Seller will, at Closing, Transfer to Buyer, and Buyer will purchase from Seller, all assets, rights, properties and interests (other than the Retained Assets) owned by Seller or used or held for use in connection with, or that relate to, the Business (“Assets”) including, without limitation, the following:
(a)	all Real Property, together with all interests in shares of the capital stock of Midway Irrigation Company;
(b)	the motor vehicles listed or described in Schedule 2.1(b) and any other motor vehicles owned by PFFC or HVFH (“Motor Vehicles”);
(c)	all Personal Property;
(d)	all Merchandise Inventory;
(e)
all (i) Preneed Agreements, (ii) interests in life insurance policies or annuity contracts related to Preneed Agreements, (iii) rights to life insurance policy or annuity contract proceeds related to Preneed Agreements, (iv) Merchandise and Service Trusts, (v) endowment care trusts, and (vi) other Assumed Contracts;

(f)	all accounts receivable of Seller relating to the conduct of the Business outstanding at the Effective Time;
(g)	all Permits and Existing Permits;
(h)
all (i) goodwill associated with the Business, (ii) Intellectual Property Rights, and (iii) other information relating to the carrying on of the Business, and all other rights used in connection with the Business;

(i)
all of the Business’ rights and incidents of interest in and to causes of action, suits, proceedings, judgments, claims and demands of any nature, whenever maturing or asserted, relating to or arising directly or indirectly out of the Assets or the Business, including, without limitation, all interests in and rights to claims under insurance policies and insurance contracts and claims thereunder;

(j)
all documents, records, files and reports whether written, printed or electronically stored, related to the Business or the Assets, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Rights; and

(k)	all Prepaids as of the Effective Time;
(l)
all funds in bank accounts (“Bank Accounts”) and all cash, which cash and available account balances shall be in a combined amount of no less than the sum of Fifty-Five Thousand Dollars ($55,000.00) plus all (100%) of the net income realized from the operation of the Business after January 20, 2019 (as provided for in the Management Agreement); and

(m)	the leasehold interest in the Leased Parcel.

    In the event that any Assumed Contract, Permit or Existing Permit is not capable of being validly Transferred to Buyer without Consent, or any Transfer or attempted Transfer of any Assumed Contract, Permit or Existing Permit without Consent would constitute a breach thereof or a violation of any Law (“Nonassignable Assets”), from and after the Signing Date, Seller will use its best diligent efforts, and Buyer will cooperate with Seller, to (a) obtain all Consents that are necessary for the valid Transfer to Buyer of all Nonassignable Assets, and (b) establish, at Buyer’s reasonable discretion, a commercially reasonable and lawful arrangement to provide to Buyer the financial and business benefits of any Nonassignable Asset for which the parties hereto are unable to obtain Consent prior to the Closing Date.  To the extent that any such Consent is not obtained by Seller prior to the Closing Date, Seller, from and after Closing, shall use its best efforts to (i) obtain such Consents, (ii) provide to Buyer the financial and business benefits of any Nonassignable Asset, (iii) cooperate in any reasonable and lawful arrangement designed by Buyer to provide such benefits to Buyer, (iv) enforce, at the request of Buyer for the account of Buyer, any rights of Seller under any such Nonassignable Asset (including the right to elect to renew, extend or terminate any of the foregoing in accordance with the terms thereof), and (v) take all steps reasonably requested by Buyer to allow Buyer to operate the Business utilizing Seller’s rights and powers under the Nonassignable Assets, including allowing Buyer to operate the Business under the Nonassignable Assets held by or issued to Seller.   Notwithstanding any provision of this paragraph to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.2(e) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Buyer agrees that no customer or financial records shall be destroyed without the consent of Joe Probst or Clint Probst, for so long as retention is required by state or Federal regulation.

2.2. Retained Assets.  The properties, assets, rights and interests listed on Schedule 2.2 will be retained by Seller and will not be included in the Assets to be Transferred to Buyer (collectively, the “Retained Assets”).
2.3. Assumed Liabilities.
(a)
Subject to the terms and conditions of this Agreement, at Closing Buyer will assume and thereafter in due course pay, perform and discharge the following, and only the following, liabilities and obligations of Seller which relate to the Business or Assets (collectively, the “Assumed Liabilities”):  all liabilities and obligations of Seller or the Business arising under the terms of or in connection with the Preneed Agreements or other Assumed Contracts, but only to the extent such liabilities and obligations arise, accrue and first become due after the Effective Time under the terms of the Preneed Agreements or other Assumed Contracts; provided, however, that Buyer will not assume or be responsible for any such liabilities or obligations which relate to any breach or default by Seller or the Business under any Preneed Agreements or other Assumed Contracts, or that arise out of or relate to events or circumstances that occur or exist prior to the Effective Time, all of which liabilities and obligations will constitute Retained Liabilities.  Notwithstanding anything to the contrary contained in this Agreement or any document delivered in connection herewith, Buyer’s obligations in respect of the Assumed Liabilities will not be greater than Seller’s obligations thereunder and will be subject to Buyer’s right to contest in good faith the nature and extent of any such liability or obligation.

(b)
Except as provided in Section 2.3(a), Seller will retain, and Buyer will not assume or be responsible or liable with respect to, any liabilities or obligations of Seller, based in whole or in part on events or conditions existing prior to the Effective Time, whether or not arising out of or related to the conduct of the Business or associated with or arising from the Assets, whether fixed or contingent, known or unknown or incurred or accrued (collectively, the “Retained Liabilities”).

2.4. Purchase Price.  In consideration of the Transfer of the Assets and the other undertakings of Seller under this Agreement, and in addition to Buyer’s assumption of the Assumed Liabilities, at Closing Buyer will pay to Seller by wire transfer of immediately available funds to an account designated by Seller, the purchase price of Three Million Three Hundred Thousand Dollars ($3,300,000.00), subject to adjustment as set forth in this Agreement (“Purchase Price”), and subject to the “Expense Holdback” (as defined below).

2.5. Prorations, Adjustments to Purchase Price and Holdback.
(a)
(i) Subject to the exception set forth below, all personal and real property taxes and utility bills payable with respect to the Assets, all operational liabilities of the Business incurred on and after January 1, 2019, and all rents and other obligations under leases ((including those under the lease on the Leased Parcel (“Midway Lease”)) which are unpaid on the Closing Date shall be prorated between Seller and Buyer as of the Closing Date based on the best evidence then available (such prorations to be readjusted within thirty (30) days after actual figures are received, and there shall then be a cash settlement between Seller and Buyer).  All such prorated items attributable to the period that ends on the Closing Date, which remain unpaid as of the Closing Date, shall be deducted from the Purchase Price and shall be paid by Buyer on Seller’s behalf.  The preceding two sentences shall not apply in the event Seller, at Closing, is in compliance with the representations and warranties set forth in Section 3.26, in which event there shall be no proration of operational liabilities at Closing.  (ii) Any “at-need” funeral or burial related service for which a contract has been entered into, but which is not fully completed and conducted as of 8:00 a.m. on the Closing Date (“Services in Progress”) will be for the benefit of Buyer or its assigns.  Additionally, Buyer shall retain the security deposit under the Midway Lease without any compensation to Seller, and Seller shall receive no credit at the Closing in relation to said security deposit, to compensate Buyer for repairs required on the upstairs heating unit in the Midway funeral home.

(b)
Two Hundred Twenty Thousand Dollars ($220,000.00) (which amount may be reduced to $150,000.00, as provided below) shall be withheld from the Purchase Price by Buyer at the Closing, which amount shall be held by Buyer in escrow for 180 days (“Holdback Period”) to assure that the Assets have been Transferred to Buyer free and clear of all Liens and Debts, and to be applied by Buyer, in good faith, toward payment of all outstanding checks issued in fiscal year 2018 and from January 1, 2019 through January 20, 2019 and toward payment of any unpaid operational liabilities of the Business incurred during fiscal year 2018 (“Expense Holdback”).  Except in regards to the UCCU Van Loan, Zions Bank Line of Credit and AmEx Account, (i) Buyer shall immediately notify Seller of any such obligations, (ii) Buyer shall not satisfy any such obligations from the Expense Holdback without prior notice to Seller, and (iii) Seller shall be allowed the opportunity to contest and resolve any such obligations during the Holdback Period.  Seller acknowledges that the payment and satisfaction of the UCCU Van Loan, Zions Bank Line of Credit and AmEx Account are Seller’s sole financial responsibility and consents to Buyer paying off the UCCU Van Loan, Zions Bank Line of Credit and AmEx Account from the Expense Holdback without any further notice to Seller.  The amount of the Expense Holdback remaining at the expiration of the Holdback Period, and after the resolution of any obligations being disputed by Seller and the resolution of all payments to be made pursuant to this Section 2.5(b), shall be immediately released to Seller.  In the event the UCCU Van Loan, Zions Bank Line of Credit and AmEx Account are paid off at Closing, the Expense Holdback amount shall be reduced to $150,000.00.

(c)	Buyer may require any Liens or Debts to be satisfied by Seller at Closing and paid from the Purchase Price proceeds.

2.6. Closing.  The closing of the transactions contemplated by this Agreement (“Closing”) shall take place upon the satisfaction or waiver of all conditions to the obligations of Buyer and Seller to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing) or such date as the parties may mutually determine (“Closing Date”).  The Closing and the Transfer will be effective as of 11:59 p.m. on the Closing Date (“Effective Time”).  Buyer and Seller acknowledge that the Business is presently being managed by Buyer, pursuant to a separate General Management Agreement entered into between Buyer and Seller (“Management Agreement”).  Seller agrees that the Closing may be postponed and that Buyer’s management of the Business under the Management Agreement may continue until the Closing, at Buyer’s discretion, in order for Buyer to obtain the Existing Permits in its name prior to the Closing.  Buyer shall diligently pursue obtaining the Existing Permits.
SECTION 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby warrants and represents to Buyer as follows, and acknowledges and confirms that Buyer is relying upon such warranties and representations:
3.1. Organization, Power and Authority.  HVFH is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and has power and authority to own, operate and lease its properties and to carry on its Business as it is presently being conducted.  PFFC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah, and has power and authority to own, operate and lease its properties and to carry on its Business as it is presently being conducted.  HVFH and PFFC are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their business or location of their properties make such qualification necessary.
3.2. Validity of Agreement.  This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable in accordance with its terms.  Each Seller has the requisite power (corporate or otherwise) and authority to enter into this Agreement and any Transaction Documents to which it is or will be a party and to undertake and perform fully the transactions contemplated hereby.  All necessary action (corporate or otherwise) has been taken by and on behalf of each Seller with respect to the authorization, execution, delivery and performance of this Agreement and any Transaction Documents to which it is or will be a party.
3.3. No Breach; Consents.  (a) Neither the execution and delivery of this Agreement by any Seller or of the Transaction Documents to which it is or will be a party, nor the performance of their respective obligations hereunder or thereunder, will (i) violate, conflict with or result in a breach of the organizational documents of HVFH or PFFC or resolutions of any managers, board of directors, members or stockholders of HVFH or PFFC, (ii) violate and Law, or (iii) result in the creation or imposition of any Liens with respect to, or otherwise have an adverse effect upon, the Assets or the Business.  Except for those consents, approvals, authorizations or filings set forth on Schedule 3.3, no Consent is required to be obtained, satisfied or made pursuant to any Laws, Permits or other agreements by which any Seller, or any of their properties or assets, including, without limitation, the Assets, is bound.

3.4. Title and Condition of Assets.
(a)
Schedule 3.4 sets forth a correct and complete list of all tangible Personal Property (i) owned or leased by PFFC or HVFH, and (ii) owned or leased by Seller and used in connection with the Business, but excluding the Motor Vehicles listed on Schedule 2.1(b).

(b)
Seller has good and marketable title to all of the Assets, free and clear of all Liens and Debt, except for Permitted Liens. At the Closing, Buyer will acquire good and marketable title to all of the Assets, in each case free and clear of any and all Liens and Debt except Permitted Liens.

(c)
 As of the Effective Time (i) the Personal Property is in good condition and repair as necessary for the uses for which they are used in the Business, (ii) the Assets are all of the assets, properties, rights, licenses or Permits of any kind owned, held or used in the conduct of the Business as it is currently conducted, and (iii) the Assets are sufficient for the operation of the Business as it is currently conducted. None of the Retained Assets are material to the Business.

3.5. Real Property.  Schedule 3.5 sets forth a correct and complete list and description of all Real Property owned or used by Seller in connection with the Business.  None of the Real Property is subject to any lease or other agreement for the use, occupancy or possession of the Real Property.  Seller has good and marketable title to all of the Real Property, free and clear of all Liens and Debt except Permitted Liens.  With respect to the Real Property and Leased Parcel:
(a)
there are no contracts or agreements to which Seller is a party or by which any of the Real Property or Leased Parcel is bound, granting to any Person, other than Seller, the right of use or occupancy of any portion of the Real Property or Leased Parcel;

(b)	no Person other than Seller is in possession of the Real Property or Leased Parcel;
(k) Schedule 3.5(k) sets forth a correct and complete list and description of all water rights associated with the Real Property;
(l) After Closing, Seller shall immediately, upon request from Buyer, Transfer all funds from the Bank Accounts to Buyer’s new bank accounts;
and, to the Knowledge of Seller:

(c)	no portion of the Real Property or Leased Parcel is subject to any pending or threatened condemnation or other proceeding or proceeding by any Governmental Authority;
(d)
the structures, improvements and fixtures at or upon the Real Property and Leased Parcel, including, but not limited to, roofs and structural elements thereof and the electrical, plumbing, heating, ventilation, air conditioning and similar units and systems, have been and currently are reasonably maintained and are in workable operating condition for their intended use subject to the provision of usual and customary maintenance and repair performed in the Ordinary Course with respect to similar properties of like age and construction, provided that Buyer has been advised that the Heber City funeral home building has a minor roof leak;

(e)
all facilities located on the Real Property and Leased Parcel are supplied with utilities and other services necessary for the operation of such facilities as presently operated, and all of such services are adequate to conduct that portion of the Business as presently is conducted at each of such facilities;

(f)	none of the Real Property or Leased Parcel is located in either a special service district or an area for which federal flood risk insurance is necessary;
(g)
no notice of any increase in the assessed valuation of the Real Property or Leased Parcel and no notice of any contemplated special assessment has been received by Seller and, to the Knowledge of Seller, there is no threatened special assessment pertaining to any of the Real Property or Leased Parcel;

(h)
no alteration, repair, improvement or other work has been ordered, directed or requested to be done or performed to or in respect of the Real Property or Leased Parcel, or to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works, by any Governmental Authority, which alteration, repair, improvement or other work has not been completed;

(i)
all accounts for work and services performed and materials placed or furnished upon or in respect of the Real Property or Leased Parcel are fully paid and satisfied and no Person is entitled to a claim of any mechanics or materialman’s liens;

(j)
as of the Effective Time, none of the Permitted Liens will interfere with or prevent the continuation or expansion of current operations or the conduct of planned future operations of the Business on the Real Property or Leased Parcel; and

Except as provided in Subsections 3.5(c) through 3.5(j), inclusive, the Real Property is being sold as-is.
3.6. Zoning.  The zoning of the Real Property and Leased Parcel permits the presently existing improvements and the continuation of the Business presently being conducted on the Real Property and Leased Parcel as a conforming use.  The existing use of each tract of Real Property and the Leased Parcel and the continuing operation of the Business is not dependent on the use or availability of any other tract, and no restrictions exist in the right to remodel, rebuild or replace any improvements on the Real Property.  To the Knowledge of Seller, (i) there are no pending changes in Laws (including zoning) that will render any part of the Business as presently conducted illegal or uneconomical, and (ii) there is no plan, study or effort by any Person that in any way would materially and adversely affect all or any portion of the Assets.

3.7. Environmental Issues.
(a)
Neither Seller nor, to the Knowledge of Seller, any other Person, has engaged in or permitted any operations or activities upon, or any use or occupancy of, the Real Property or Leased Parcel, or any portion thereof, resulting in the storage, emission, release, discharge, dumping or disposal of any Hazardous Materials on, under, in or about the Real Property or Leased Parcel, nor, to the Knowledge of Seller, have any Hazardous Materials migrated from the Real Property or Leased Parcel to, upon, about or beneath other properties, nor have any Hazardous Materials migrated or threatened to migrate from other properties to, upon, about or beneath the Real Property or Leased Parcel.

(b)
There is not, nor has there been, constructed, placed, deposited, stored, disposed of or located on the Real Property any Hazardous Materials.  No underground improvements, including treatment or storage tanks, pumps, or water, gas or oil wells, are or have been located on the Real Property.  The Real Property and Leased Parcel and their existing uses and activities and, to the Knowledge of Seller, their prior uses and activities, comply and have at all times complied in all material respects with all Environmental Requirements, and Seller has obtained all Permits necessary under applicable Environmental Requirements.  Seller has not received, nor to the Knowledge of Seller, has any prior owner or occupant of the Real Property or Leased Parcel, received (i) any notice or other communication concerning any alleged violation of Environmental Requirements, whether or not corrected to the satisfaction of the appropriate authority, or (ii) any notice or other communication concerning alleged liability for Environmental Damages in connection with the Real Property or Leased Parcel.  There exists no Order outstanding, nor any litigation, action, suit, claim (including citation or directive) or proceeding pending or, to the Knowledge of Seller, threatened, relating to the ownership, use, maintenance or operation of the Real Property by any Person, or arising from the alleged violation of Environmental Requirements, or from the suspected presence of Hazardous Materials thereon or potential migration thereto, and no facts or conditions exist which could give rise to any such violation or liabilities.

(c)	To the Knowledge of Seller, there are no pending or proposed changes to Environmental Requirements that would render illegal or restrict the Business.
(d)	Seller has not assumed by contract or operation of law any liability or obligation for Environmental Damages.
(e)	Seller is not subject to any Order relating to compliance with Environmental Requirements.
(f)	All environmental questionnaires delivered to Buyer by Seller are complete and accurate and are fully incorporated in this Section as if set forth herein.
(g) Buyer and Seller acknowledge receipt of Phase 1 Environmental Reports on the Real Property and their satisfaction with the results thereof.

3.8. Preneed Agreements; Funding.
(a)
Schedule 3.8(a) sets forth a complete and accurate list of each Preneed Agreement.  The Preneed Agreements are capable of assignment to buyer without Consent of any other Person.  Seller and the Business have complied with the terms and conditions of the Preneed Agreements and all Laws related thereto.  The forms of each of the Preneed Agreements are in compliance with all Laws related thereto. To the Knowledge of Seller, no party to any Preneed Agreement is in default or breach of any Preneed Agreement.  All Preneed Agreements are properly funded by either trust funds held in a Merchandise and Service Trust or an insurance policy.  All funds received by Seller or the Business in connection with Preneed Agreements have been, and as of the Closing will be, set aside and identified in Schedule 3.8(d).

(b)
Seller has provided discounts on Preneed Agreements only in the ordinary course of business.  Except as set forth in Schedule 3.8(b), the amount of any discounts on the Preneed Agreements sold during Seller’s ownership does not exceed 5% of the pre-discount sale price of such Preneed Agreements.  Schedule 3.8(b) sets forth all Preneed Contacts sold during Seller’s ownership that are discounted by more than 5% of the pre-discount sale price.

(c)
All funds (including interest) received or held in trust in respect of each of the trust funded Preneed Agreements (collectively, the “Funds”), have been deposited into Merchandise and Services Trusts and held, administered and reported in conformity with the terms of the Preneed Agreements, the interment rights agreements and applicable Laws, and all Taxes related thereto have been paid or properly remitted.  All withdrawals from and investment and other uses of the Funds have been made in accordance with all applicable Laws.  All such Merchandise and Services Trusts are fully identified on Schedule 3.8(c), including a list of each trust account, the location of each and the amount held in trust and the obligation of Seller and the Business with respect thereto; copies of the most recent bank statements or other periodic report of the trustee for such Merchandise and Services Trusts; and copies of the most recent audit or other report furnished to or prepared by the state regulatory agency which oversees such Merchandise and Services Trusts.

(d)
For all Preneed Agreements that are funded by trust, Schedule 3.8(d) shall identify those trust funded Preneed Agreements, including the name of the purchaser, the date of the Preneed Agreement, the amount of the sale, the amount deposited, the earnings on deposit, the total in trust, and the obligation of Seller with respect thereto.

(e)
For those Preneed Agreements that are funded by insurance, all insurance policies required to fund those insurance funded Preneed Agreements are in force and effect.  All such insurance policies are fully identified on Schedule 3.8(e), including the name of the purchaser, the issue date, the face amount and the death benefit.

(f)
The market value of any Merchandise and Services Trusts is equal to or greater than the current cost of performing the Preneed Agreements related thereto.  Seller is current, or as of the Closing will be current, with respect to all commissions collected on behalf of or payable to commissioned sales Persons in respect of each of the Preneed Agreements.

3.9. Permits; Compliance with Laws.
(a)
Schedule 3.9(a) sets forth a full, complete and accurate list of all Permits required or necessary for the conduct of the Business under any applicable Law.  All the Existing Permits are, and as of the Closing will be, in full force and effect.  To the Knowledge of Seller, there are no material restrictions on Buyer’s ability to renew any of the Existing Permits. To Knowledge of Seller, the consummation of the transactions contemplated hereby will not conflict with the terms of, result in default under, or violate the terms of, any Existing Permit or result in the termination of, or require any Consent or other action pursuant to, any of the Existing Permits.

(b)
Except as set forth in Schedule 3.9(b), Seller is not in default in any respect under any Law applicable to the Business and neither Seller nor the Business has, since December 31, 2013 received any notice of any alleged noncompliance relating to the Business, or received any such notice ever that has not been cured, including without limitation the Federal Trade Commission’s Funeral Industry Practices Regulation, OSHA and ADA.

(c)	The Seller and the Business have complied with all Laws and contractual obligations with respect to its storage, handling and disposal of cremated remains.
3.10. Past Business Practices.  The business and services provided by the Business during the five (5) years preceding the date of this Agreement have been rendered in a professional and competent manner consistent with prevailing professional standards, practices and customs relating to said practices prevailing in the state of Utah at the time the services were rendered.
3.11. Litigation.  Other than is set forth in Schedule 3.11, there is no litigation, action, suit, judgment, investigation, claim or proceeding pending, affecting or threatened against Seller, or any of their properties or assets, including, without limitation, the Assets, either at law or in equity, before any Governmental Authority or any arbitration panel which, if adversely determined, would have an adverse effect on the value of the Assets to Buyer or on Buyer’s ability to conduct the Business.  To the Knowledge of Seller, there are no facts or circumstances or other events which have occurred or may reasonably be expected to occur that can be expected to give rise to any such litigation.
3.12. Taxes.  All Tax Returns required to be filed with respect to the Assets or the operations of the Business have been filed and all such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable Law.  All Taxes shown to be due and payable on such returns have been paid.  All Taxes with respect to the Assets or the operations of the Business which Seller is required by Law to withhold or to collect for payment have been duly withheld and collected and remitted to the proper Governmental Authority.  There is not, and there will not be, any liability for Taxes arising out of, or attributable to, or affecting the Assets or the operations of the Business through the Effective Time, or attributable to the conduct of the operations of Seller at any time, for which Buyer will have any liability for payment or otherwise.  After the Closing, there will not exist by virtue of the transactions contemplated by this Agreement any liability for Taxes which may be asserted by any Governmental Authority against the Assets or the operations of the Business, and no lien for Taxes will attach to the Assets or the operations of the Business.

3.13. Financial Statements.  Attached as Schedule 3.13 are the unaudited financial statements of the Business for the years ended December 31, 2016, December 31, 2017, and December 31, 2018 (“Business Financial Statements”).  The Business Financial Statements are true and correct in every material respect, have been prepared by Seller throughout the periods indicated on a consistent basis, and present fairly the financial position, results of operations and cash flows of the Business as of the respective dates of the balance sheets included in the Business Financial Statements and the results of its operations for the respective periods indicated.  All financial and other information provided by or on behalf of Seller to Buyer and its representatives to date is true and correct in every material respect and no extraordinary events of any nature have in any way affected such information or the Business.  There are no additional sets of books, duplicate sets, “second sets” or other documents or records of the Business kept by or for any of Seller which purport to show the financial condition of the Business that have not been delivered to or inspected by Buyer.
3.14. Labor Relations.  No employee of Seller that is employed in the Business is a party to any collective bargaining or union contract and no Seller is aware of any current union organization effort with respect to its employees.  Other than as listed in Schedule 3.14, during the most recent two-year period, Seller has not received notice of any unfair labor practice complaints.  During the most recent two-year period, Seller has not received any notice of, and there have not been, any strikes, slowdowns, work stoppages or lockouts, or threats of any of the foregoing, by or with respect to any of their employees.  The Business is not liable for any unfunded pension liability and the consummation of the transaction contemplated hereby shall not constitute a triggering event that would require any such payment.  There is no workman’s compensation liability or matter pending or threatened.
3.15. Employees and Employee Plans.  Schedule 3.15 lists (i) all employees of the Business, their wages and remuneration of every kind, including current year vacation pay earned to date, and the date and amount of the latest wage increase for each such employee, and (ii) all Employee Plans.  Seller has not taken any action directly or indirectly to obligate the Business to adopt any additional Employee Plans.  Seller has furnished to Buyer true, correct and complete copies (or, if oral, written descriptions) of all Employee Plans, including any amendments thereto, together with true, correct and complete copies of any related trust agreements and other related documents.  Seller has complied with all material terms and conditions of all Employee Plans.  As of the Effective Time, all vested and nonvested benefits accrued under the Employee Plans shall be fully funded or provision made therefor.  No legal action, suit, investigation, claim (other than claims for benefits submitted by participants or beneficiaries in the normal course) or proceeding is pending or threatened with respect to the Employee Plans.  The Employee Plans have been maintained in full compliance with all applicable Laws, including without limitation, ERISA.  There are no existing facts or conditions which could give rise to any successor liability on the part of Buyer or any of its Affiliates in connection with the Employee Plans or any amendment or termination thereof.  None of the Assets is encumbered by any Lien arising out of or relating to the existence of any Employee Plan.  The Business is and has been operated in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, wages and hours.

3.16. Intellectual Property Rights.  The Intellectual Property Rights set forth on Schedule 3.16 constitute the only intellectual property or proprietary rights used or held for use by the Business in or in connection with the conduct of the Business, and the Intellectual Property Rights constitute all of the intellectual property and proprietary rights necessary to conduct the Business as now conducted.  Seller owns and has the exclusive right to Transfer to Buyer the Intellectual Property Rights free and clear of all Liens and free from any past, present or future royalty payments, license fees, charges or other payments, conditions or restrictions, or Debt.  At the Closing, title to the Intellectual Property Rights will vest exclusively in Buyer free and clear of all Liens and Debt.  To the Knowledge of Seller, there is no unresolved claim or demand by any third party asserting a conflict with the rights of others in connection with Seller’s use of any of the Intellectual Property Rights in the conduct of the Business.  The conduct of the Business does not infringe on and, to the Knowledge of Seller, no claim or allegation has been made that the conduct of the Business infringes on, any trademark, trade name, service mark, patent, invention, know-how, copyright, confidential business information, trade secret, proprietary information, industrial design, drawing, process, or formula owned or licensed by any third party.  None of the Intellectual Property Rights are subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Authority.
3.17. Insurance.  Seller maintains insurance in such amounts, and in respect of such risks, as are prudent for the Business conducted by Seller.  Copies of all insurance policies currently in force and a list of all liability insurance policies including general, professional and umbrella liability policies for the previous seven years are listed on Schedule 3.17. In force policies will continue to be renewed and/or maintained so as to be in full force and effect up to the Closing Date.
3.18. Brokers.  Seller has not, nor has anyone acting on its behalf, taken any action that would directly or indirectly obligate Buyer or any Affiliate of Buyer to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement or the transactions contemplated by this Agreement.
3.19. Inventories, Accounts Receivable.  Schedule 3.19 sets forth a list of the Merchandise Inventory of the Business as of December 31, 2018 (“Inventory Date”) and all accounts receivable as of the Signing Date.  The Merchandise Inventory of the Business as shown on the Business Financial Statements is reflected at cost.  To the Knowledge of Seller, all accounts receivable of the Business represent bona fide sales actually made in the Ordinary Course and are collectible in the Ordinary Course, without set off or counterclaim.  To the Knowledge of Seller, none of the account debtors of the accounts receivable is involved in a bankruptcy or insolvency proceeding or is generally unable to pay its debts as they become due.  To Knowledge of Seller, the Business has good and valid title to the accounts receivable free and clear of all restrictions, liens, claims, encumbrances and Debt.  To Knowledge of Seller, no goods or services, the sale or provision of which gave rise to any accounts receivable, have been returned or rejected by any account debtor or lost or damaged prior to the receipt thereby.
3.20. Warranties.  Neither Seller nor the Business has given or made any express warranties to third parties with respect to any merchandise sold or services performed by the Business.  Seller has no Knowledge of any statement of facts or the occurrence of any event which could form the basis of a claim against Seller or the Business for liability on account of any express or implied warranty.

3.21. Absence of Certain Changes or Events.
(a)
Since the Inventory Date no event or events have occurred or condition or conditions exist that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Business, nor have any events occurred nor do there exist any circumstances which might reasonably be expected to result, either before or after Closing, in any Material Adverse Effect.

(b)	Since the Inventory Date the Business has been conducted in all material respects in the Ordinary Course.
(c)
Since the Inventory Date through and including the date of this Agreement, Seller has not changed any Tax or financial accounting methods, principles or practices of Seller affecting the Assets or the Business, including any reserving, renewal or residual method, practice or policy.

(d) Since the Inventory Date no change has occurred which materially and adversely affects the Assets or the liabilities or stockholders’ or members’ equity of Seller, nor have any events occurred nor do there exist any circumstances which might reasonably be expected to result, either before or after the Closing, in any Material Adverse Effect.
3.22. Full Disclosure.  Seller has not withheld from Buyer any material facts relating to the assets, properties, liabilities, business, operations, financial condition, results of operations or prospects of the Business.  None of the representations and warranties made by Seller in this Agreement or made in any certificate, memorandum or document furnished or to be furnished to Buyer by Seller or on Seller’s behalf, contains or will contain any untrue statement of a material fact, or omits or will omit any material fact the omission of which would be misleading.  Seller has provided Buyer with correct and complete copies of all documents listed or described in the Schedules.
3.23. Accuracy of Representations and Warranties.  Each of the representations and warranties of Seller contained in this Section 3 will be true and correct at the Closing as if made anew at and as of such time.
3.24 Third-Party Contracts.  Schedule 3.24 sets forth a list of all contracts or agreements with vendors and other third parties affecting or related to the Assets or the operation of the Business (“Third-Party Contracts”).  Upon request from Buyer, Seller shall terminate any and all Third-Party Contracts which Buyer does not desire to assume.
3.25 Bank Accounts.  Schedule 3.25 sets forth a list of all Bank Accounts.
3.26 Cash and Account Balances.  At the Effective Time, the Business shall have cash and available funds in the Bank Accounts in a combined amount of no less than the sum of Fifty-Five Thousand Dollars ($55,000.00) plus all (100%) of the net income realized from the operation of the Business after January 20, 2019.

3.27 Operating loans.  Since January 20, 2019, Seller has not taken any draw from or charged any amount to the Zions Bank Line of Credit or the AmEx Account.
SECTION 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby warrants and represents to Seller as follows:
4.1. Organization, Power of Authority.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted.
4.2. Validity of Agreement.  This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Buyer has the corporate power and authority to enter into this Agreement and to undertake and perform fully the transactions contemplated hereby.
4.3. Brokers.  Neither Buyer nor anyone acting on its behalf has taken any action that would directly or indirectly obligate Seller to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement or the transactions contemplated by this Agreement.
4.4. Accuracy of Representations and Warranties.  Each of the representations and warranties of Buyer contained in this Section 4 will be true and correct at the Closing as if made anew at and as of such time.
SECTION 5
CERTAIN COVENANTS OF SELLER AND BUYER
5.1. Conduct of Seller.  From the Signing Date until the Closing, Seller will not:
(a)	cause the conduct of the Business to be other than in the Ordinary Course and in compliance with applicable Laws;
(b)	make any increase in the compensation payable or agreements with any Person employed in the Business;
(c)	Transfer, license or otherwise dispose of or agree to Transfer, license or otherwise dispose of any of the Assets, except in the Ordinary Course;
(d)	grant, create, or suffer a Lien on any of the Assets, other than Permitted Liens; or
(e)
enter into any compromise or settlement of any litigation, action, suit, claim, proceeding or investigation relating to or affecting the Business or the Assets, except for litigation listed in Schedule 3.14.

5.2. Goodwill.  Seller will use its best efforts to protect the ongoing goodwill of the Business both before and after the Closing Date and to ensure that key employees and key independent contractors continue their association with the Business through the Closing Date.
5.3. Maintenance of Insurance.  Seller will maintain in full force and effect through the Closing Date the existing policies of insurance covering the Assets.  The Assets will remain at the risk of Seller until Closing.  Upon any material Loss prior to Closing, Buyer will have the right, in its sole discretion, to receive the proceeds of insurance payable by reason thereof and complete the purchase of the Assets, or may terminate this Agreement.
5.4. Satisfaction of Conditions.  Seller shall use best efforts (a) to effect all transfers of Existing Permits to Buyer at or prior to Closing and (b) to effect all necessary registrations and filings immediately after the Signing Date and, as applicable, to obtain approval thereof.  If such Transfer of an Existing Permit does not occur until after Closing, Seller will fully cooperate with Buyer to expedite such Transfer.  Subject to the terms and conditions hereof, Seller agrees to use best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as possible.  Seller shall use reasonable best efforts to defend any lawsuits or other legal proceedings brought against Seller, and Buyer and Seller shall use reasonable efforts to jointly defend (pursuant to a mutually agreeable joint defense agreement) any lawsuits or other legal proceedings brought against both Buyer and Seller, in each case whether such lawsuits or legal proceedings are judicial or administrative, whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby.
5.5. No Disclosure.  Except as may be required by applicable Law or the rules of any Governmental Authority, Buyer and Seller will not disclose, or issue any press release or make any public statement relating to, the transactions contemplated by this Agreement.  Notwithstanding the foregoing, Buyer may disclose the existence of this Agreement and its terms to any of its management personnel, the management personnel of any of its Affiliates and its employees.
5.6. Further Assurances.  From and after the Closing, Seller will execute all documents and do all such further deeds, acts, things and assurances that may be reasonably requested by Buyer for more perfectly and absolutely assigning, Transferring, assuring to and vesting in Buyer title to the Assets, free and clear of all Liens and Debt (except Permitted Liens), and for carrying out the intention of or facilitating the performance of the terms of this Agreement.
5.7. Access to Information.  Seller will ensure that Buyer and its attorneys, accountants and other representatives have full and free access during regular business hours to the Assets and all personnel, properties, books, accounts, records, contracts and documents of or relating to Seller, the Assets and the Business.  Seller agrees to promptly furnish to Buyer and its representatives all data and information concerning the Assets, the Business and Seller that may be reasonably requested by any of them to conduct a complete and thorough due diligence review of the Business, the Assets and the employees employed in the Business.  Buyer will be able to prepare such extracts from or make copies of such data and information as Buyer may reasonably request.

5.8. Title Insurance and Survey.
(a) The Buyer will, at Seller’s sole cost, obtain a preliminary title report for an owner’s policy of title insurance for the Real Property from the Title Company, along with copies of all documents and instruments reflecting items noted as exceptions to title (“Preliminary Title Report”).
(b) The Buyer may, at Buyer’s expense, obtain ALTA Surveys of the Real Property in form sufficient to enable the Title Company to delete from the Title Policy the standard exception for matters disclosed by an accurate survey (“Survey”).
(c) Within a reasonable time after Buyer receives the Preliminary Title Report and the Survey, Buyer will indicate which exceptions, encumbrances, encroachments, overlaps, protrusions, boundary line disputes or other matters shown in the Preliminary Title Report and the Survey (collectively “Exceptions”) that are objectionable to Buyer (collectively the “Disapproved Exceptions”).  Any Exceptions that are not Disapproved Exceptions may remain on the Preliminary Title Report (“Permitted Encumbrances”).  Seller will use best efforts to cure, remove or cause the Title Company to provide affirmative coverage, in form and substance acceptable to Buyer, with respect to all Disapproved Exceptions.
(d) At the Closing, Buyer will receive, at Seller’s expense, an ALTA Extended Owner’s Policy of Title Insurance or its equivalent from the Title Company (“Title Policy”) or a binding undertaking from the Title Company to issue such policy, insuring that fee simple (or leasehold, as appropriate) title to the Real Property is vested in the Buyer.  The Title Policy will contain no exceptions other than the Permitted Encumbrances (including any commonly called “standard exceptions”) and will insure fee simple title to the Real Property in the Buyer with such affirmative endorsements as may be requested by Buyer, including, but not limited to, zoning, survey, access and contiguity.
5.9. Preneed Agreements and Trust Funds.  After Closing, upon receipt of written notice from Buyer, Seller will indemnify and pay to Buyer the amount of any Shortfall.  Seller will not withdraw or permit the withdrawal of any monies from the Funds before the Closing other than in accordance with Laws and the terms of the Preneed Agreements.  Seller at the Closing will assign to Buyer the Funds and all other trust funds, accounts and interests in insurance policies relating to the Preneed Agreements, and will execute all necessary documentation that Buyer may require with respect to such assignment.  In the event it is necessary to notify the beneficiaries of the Preneed Agreements respecting this assignment or the assignment of the Preneed Agreements, Buyer will, with Seller’s full cooperation, make all arrangements respecting the delivery and content of the notices.

5.10. Environmental Audit.  Prior to the Closing the Buyer may, at Buyer’s expense, perform a Phase I Environmental audit of the Real Property (“Phase I Report”).  Seller will allow Buyer and Buyer’s representatives reasonable access to the Real Property for the purpose of completing such audit.  If the engineer, Buyer or any appropriate Governmental Authority or otherwise, with legal jurisdiction over such matters, requires or recommends further investigation of any items described therein (“Phase II Testing”), the cost of such Phase II Testing will be borne by the Buyer.  Where the Phase I Report or the Phase II Testing results in any type of recommendation, order or other requirement for removal from the Real Property of any underground tanks or of any Hazardous Materials, or for the installation of monitoring equipment, or for other environmental remediation or response, the cost of such removal, installation, response or remediation (“Clean-Up Costs”) will be borne by Seller and Buyer shall have the right to terminate the Agreement.
5.11. Bulk Sales.  In consideration of the indemnity provided by Seller in Section 10.3, Buyer waives compliance by Seller with the applicable provisions of any so-called “bulk sales law,” or similar law, of any jurisdiction (if and to the extent applicable to the transactions contemplated hereby).
5.12. Use of Name.  Seller agrees that from and after the Closing, they will not use the Trade Names or any variations thereof in any form or medium.
5.13. No Solicitation of Other Bids.
(a)
Seller shall not, and shall not authorize or permit any of their managers, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause their managers, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Assets.

(b)
In addition to the other obligations under this Section 5.13, Seller shall promptly (and in any event within two business days after receipt thereof by Seller or its managers, members, directors, officers, employees, consultants, financial advisors, counsel, accountants or other agents) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)
Seller agrees that Buyer’s rights and remedies for noncompliance with this Section 5.13 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

    5.14 Closing of Accounts.  Upon the payoff of the Zions Bank Line of Credit and the AmEx Account, Seller shall immediately take all actions necessary to permanently close and terminate the Zions Bank Line of Credit and the AmEx Account, and shall provide written proof thereof to Buyer.

SECTION 6
EMPLOYEES
6.1. Employees.  On the Closing Date, Seller shall terminate all employees of the Business.  Buyer may, but will not be obligated to, offer employment to any of Seller employees employed in the Business.  Seller will retain all obligations and liabilities in respect of their current and former employees under the Employee Plans and applicable Laws.  Buyer will not assume or otherwise be responsible for any other obligation or liability whatsoever arising under or relating to any Employee Plan, or from employment with or termination of employment by Seller, or from the amendment or termination of any Employee Plan.
6.2. COBRA Liabilities.  Seller will be responsible for providing continuation coverage (within the meaning of ERISA) with respect to (i) any former employee of Seller and any other qualified beneficiary who as of the Closing is receiving or is eligible to receive such continuation coverage and (ii) any employee of Seller and any qualified beneficiary with respect to such employee, and Buyer will incur no premium or other expense for such coverage.
SECTION 7
CONDITIONS TO THE TRANSFER
7.1. Conditions to the Obligations of Seller.  The obligation of Seller to consummate the Transfer of the Assets is subject to the satisfaction (or written waiver by Seller) of each of the following conditions:
(a)
Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date and Seller shall have received a certificate signed by an executive officer of Buyer to the foregoing effect;

(b)
the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant to this Agreement shall be true in all material respects, on and as of the Closing Date as if made at and as of such time (other than representations and warranties made as of a specific time or date which shall have been true at and as of such time or date) and Seller shall have received a certificate signed by an executive officer of Buyer to the foregoing effect;

(c)	no Order shall prohibit the consummation of the transactions contemplated under this Agreement, and
(d)	at the Closing, Buyer will deliver to Seller, the following documents, duly executed as required:
(i)	a bill of sale assuming the Assumed Liabilities;
(ii)
a certificate of the Manager, Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)
a certificate of the Manager, Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and

(iv)	an assignment and assumption of the Midway Lease acceptable to PFFC, executed by Buyer.

7.2. Conditions to the Obligations of Buyer.  The obligation of Buyer to consummate the Transfer of the Assets and the assumption of the Assumed Contracts and the Assumed Liabilities is subject to the satisfaction (or written waiver by Buyer) of each of the following further conditions:
(a)
Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date and Buyer shall have received a certificate signed by Seller to the foregoing effect;

(b)
the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant to this Agreement shall be true in all respects on and as of the Signing Date and on and as of the Closing Date as if made at and as of such time (other than representations and warranties made as of a specific time or date which shall have been true at and as of such time or date) and Buyer shall have received a certificate signed by Seller to the foregoing effect;

(c)	no Order shall prohibit the consummation of the transactions contemplated under this Agreement;
(d)	Buyer will be completely satisfied with the results of its business, legal, accounting and environmental due diligence;
(e)
There shall not have occurred any material adverse change in the financial condition, assets, liabilities, business or prospects of Seller or the Business, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect;

(f)	all approvals, consents and waivers that are listed on Schedule 3.3 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing;
(g)	Buyer shall have received all Existing Permits;
(h)
Buyer shall have received from Seller either the Title Policy issued by the Title Company or a binding undertaking from the Title Company to issue such the Title Policy in accordance with the terms of Section 5.8;

(i)	at the Closing, Seller will deliver to Buyer, subject to Section 3, the following documents, duly executed as required:
(i)	a bill of sale Transferring to Buyer the Assets, and additional, separate, bills of sale Transferring to Buyer each of the Motor Vehicles;
(ii)	a bill of sale assigning to Buyer of Seller’s rights, titles and interests in the Preneed Agreements and other Assumed Contracts;
(iii)	a general warranty deed (or its equivalent) conveying to Buyer title to the Real Property, subject only to the Permitted Liens and any Permitted Exceptions;
(iv)
duly endorsed certificates of title for the Motor Vehicles evidencing that title to such vehicles is held by Seller, and any required or desired motor vehicle/transfer/tax forms, Transferring the Motor Vehicles to Buyer;

(v)	current certificates of existence of PFFC and HVFH issued by the Secretary of State of Utah;
(vi)
a certificate of the Manager, Secretary (or equivalent officer), members and stockholders of PFFC and HVFH certifying that attached thereto are true and complete copies of all resolutions adopted by the shareholders and board of directors, or members, of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vii)
a certificate of the Manager, Secretary (or equivalent officer), members and stockholders of PFFC and HVFH certifying the names of the officers and managers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(viii)	non-foreign affidavits satisfying the requirements of Section 1445 of the Code;
(ix)
 all documentation necessary or reasonably requested to Transfer to Buyer joint possession and control, with Seller, of all credit card processing machines, accounts and merchant accounts (including, without limitation, passwords and access codes) and all Bank Accounts, including, without limitation, Zions First National Bank accounts numbers 979971967 and 979971959 and Rock Canyon Bank account number 1025725, provided that, at such time that all funds in the Bank Accounts are transferred to Buyer’s new bank accounts, full possession and control of those Bank Accounts shall be Transferred back to Seller;

(x)
all other bills of sale, deeds, transfers, assignments, acts, things and assurances as may be required in the reasonable opinion of Buyer for more perfectly and absolutely Transferring and vesting in Buyer title to the Assets free and clear of all Liens and Debt;

(xi)	all documentation necessary or reasonably requested to Transfer the Intellectual Property Rights; and
(xii)	all documentation necessary or reasonably requested to Transfer all water rights associated with the Real Property;
(j)
Joe Probst shall have executed and delivered to Buyer the Employment Agreement, Clint Probst shall have executed and delivered to Buyer the Consulting Agreement and each Seller shall have executed and delivered to Buyer the Noncompete Agreement;

(k)
Buyer shall have obtained estoppel warranties and an assignment, extension and modification of the Midway Lease from the Landlord under the Midway Lease and from PFFC, satisfactory to Buyer, executed by PFFC and the Landlord; and

(l)	Buyer shall have received delivery of the original Midway Irrigation Company water share certificate Number 4237, representing one (1) share of the capital stock of Midway Irrigation Company; and
(m)	Beginning January 21, 2019, Seller shall have discontinued taking draws from or charging amounts to the Zions Bank Line of Credit or the AmEx Account.
SECTION 8
TERMINATION
8.1. Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)	by mutual written consent of Seller and Buyer;
(b)	by Seller, by written notice to Buyer if:
(i)
Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.1(a)-(c) and such breach, inaccuracy or failure has not been cured by Buyer within thirty days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)
it becomes apparent that any of the conditions set forth in Section 7.1 will not be fulfilled, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(c)	by Buyer, by written notice to Seller, if:
(i)
Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2(a)-(m) and such breach, inaccuracy or failure has not been cured by such Seller within thirty days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)
it becomes apparent that any of any of the conditions set forth in Section 7.2 will not be fulfilled, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d)
by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

8.2. Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement, except for the provisions of Section 8 and Subsections 11.1 through 11.15, inclusive, shall become null and void and have no effect.  Nothing in this Section 8 shall, however, relieve any party to this Agreement of liability for breach of this Agreement occurring prior to such termination, or for breach of any provision of this Agreement which specifically survives termination hereunder.

SECTION 9
TAX MATTERS
9.1. Transfer Taxes.  Any Taxes that may be imposed by any Governmental Authority, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the purchase and sale of the Assets and Business or otherwise on account of this Agreement or the transactions contemplated hereby, will be borne by Seller.  Seller will indemnify Buyer against any liability, direct or indirect, for any Taxes (other than ad valorem taxes which shall be prorated pursuant to Section 2.5) imposed on Buyer or on or with respect to the Assets or the operations of the Business that is attributable to any taxable period which ends on or prior to the Closing Date or with respect to the allocable portion of any taxable period that includes but does not end on the Closing Date.
9.2. Certain Tax Matters.  Seller will cause to be included in its (or its parent corporation’s) income Tax Returns for all periods or portions thereof ending on or before the Closing Date, all revenue and expense relating to the operations of the Business during such periods or portions thereof.  Seller will prepare and timely file or cause to be prepared and timely filed all such Tax Returns with the appropriate Governmental Authorities.  Seller will make all payments of Tax shown to be due and owing in such Tax Returns.  Buyer and Seller will (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any Governmental Authority or judicial or administrative proceedings relating to the liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.  In addition, Seller will retain until the applicable statutes of limitations (including any extensions) have expired copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all tax periods or portions thereof ending on or before or which include the Closing Date and will not destroy or otherwise dispose of any such records without first providing Buyer with a reasonable opportunity to review and copy the same.
SECTION 10
INDEMNIFICATION
10.1. Survival.  The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until thirty-six months thereafter; provided however, that (a) the representations and warranties (collectively, the “Excluded Representations”) made in (i) Section 3.7 (Environmental Issues), Section 3.12 (Taxes), Section 3.14 (Labor Relations), and Section 3.15 (Employees and Employee Plans), shall survive until the expiration of the applicable statute or period of limitations, and (ii) Sections 3.1, 3.2, 3.3 and 3.4(b) shall survive the Closing indefinitely; (b) the representations and warranties made in Sections 4.1, and 4.2 shall survive the Closing indefinitely; and (c) the representations and warranties set forth in the Noncompetition Agreement, the Employment Agreement and the Consulting Agreement shall survive in accordance with those agreements.  The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein. Notwithstanding the preceding sentences, any breach of representation or warranty or any covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if the indemnified party shall have given to the indemnifying party notice of the inaccuracy or breach or other matter giving rise to such right of indemnity prior to such time.  Any inaccuracy in or breach of any representation or warranty shall be determined without regard to materiality, Material Adverse Effect or similar qualification contained in or otherwise applicable to such representation or warranty.

10.2. Indemnification by Buyer.  From and after the Closing, Buyer will indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, managers, members, directors and employees (“Seller Indemnitees”), from and against any and all Losses suffered or incurred by any Seller Indemnitee(s) resulting or arising from (a) any inaccuracy in or breach of any representation or warranty of Buyer (b) any failure of Buyer to perform any covenant or agreement contained in this Agreement or the Transaction Documents.
10.3. Indemnification by Seller.  From and after the Closing, Seller will indemnify, and hold harmless Buyer, its parents and Affiliates and their respective officers, managers, members, directors, employees, agents and advisors (“Buyer Indemnitees”), from and against any and all Losses suffered or incurred by any Buyer Indemnitee(s), whether or not involving a Third Party Claim, directly caused by, resulting from or arising out of or relating to (a) any breach of the Excluded Representations, (b) any breach by Seller of any representation or warranty of Seller contained in this Agreement or in the documents delivered pursuant to the provisions of this Agreement, other than the Excluded Representations, (c) the failure of Seller to perform any covenant, obligation or agreement of Seller contained in this Agreement or in the documents delivered pursuant to the provisions of this Agreement, (d) the Retained Liabilities (including all Environmental Damages), (e) any Third Party Claim based upon, resulting from, arising out of, or relating to the Retained Liabilities, or (f) any claim, demand, action, proceeding or lawsuit made or filed by any trustee or receiver or other interested party in connection with or as a result of or otherwise following the insolvency, reorganization or bankruptcy of Seller, whether made or filed as part of formal bankruptcy or reorganization proceedings or otherwise, which claim, demand, action, proceeding or lawsuit in any way challenges, seeks to set aside or deprive Buyer of the benefits of the transaction contemplated by this Agreement.
10.4. Notice of Claim; Right to Participate and Defend Third Party Claim.
(a)
If any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (“Third Party Claim”), and the indemnified party intends to seek indemnity hereunder, then the indemnified party will promptly provide the indemnifying party with prompt written notice of the Third Party Claim, but in any event not later than 30 calendar days after receipt of such notice of Third Party Claim.  The failure by an indemnified party to notify an indemnifying party of a Third Party Claim will not relieve the indemnifying party of any indemnification responsibility under this Section 10, except to the extent, if any, that such failure materially prejudices the ability of the indemnifying party to defend such Third Party Claim.

(b)
The indemnifying party will have the right to control the defense, compromise or settlement of the Third Party Claim with its own counsel (reasonably satisfactory to the indemnified party) if the indemnifying party delivers written notice to the indemnified party within seven days following the indemnifying party’s receipt of notice of the Third Party Claim from the indemnified party acknowledging its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Section 10; provided that if the indemnifying party is Seller, such indemnifying party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the indemnified party.  The indemnifying party will not enter into any settlement of any Third Party Claim which would impose or create any obligation or any financial or other liability on the part of the indemnified party if such liability or obligation (i) requires more than the payment of a liquidated sum or (ii) is not covered by the indemnification provided to the indemnified party hereunder.  In its defense, compromise or settlement of any Third Party Claim, the indemnifying party will timely provide the indemnified party with such information with respect to such defense, compromise or settlement as the indemnified party may request, and will not assume any position or take any action that would impose an obligation of any kind on, or restrict the actions of, the indemnified party.  The indemnified party will be entitled (at the indemnified party’s expense) to participate in the defense by the indemnifying party of any Third Party Claim with its own counsel, provided, that if in the reasonable opinion of counsel to the indemnified party, (A) there are legal defenses available to an indemnified party that are different from or additional to those available to the indemnifying party; or (B) there exists a conflict of interest between the indemnifying party and the indemnified party that cannot be waived, the indemnifying party shall be liable for the reasonable fees and expenses of counsel to the indemnified party in each jurisdiction for which the indemnified party reasonably determines counsel is required.

(c)
If the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim in accordance with Section 10.4(b), the indemnified party will have the right to control the defense or settlement of such Third Party Claim with counsel of its choosing; provided, however, that the indemnified party will not settle or compromise any Third Party Claim without the indemnifying party’s prior written consent unless the terms of such settlement or compromise release the indemnified party and the indemnifying party from any and all liability with respect to the Third Party Claim.

(d)
Any indemnifiable claim hereunder that is not a Third Party Claim will be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party.  If the indemnifying party does not respond to such notice within sixty (60) days after its receipt, it will have no further right to contest the validity of such claim.

10.5. Effect of Investigation.  The representations, warranties and covenants of the indemnifying party, and the indemnified party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the indemnified party (including any of its managers, directors, officers, employees, consultants, financial advisors, counsel, accountants or other agents).

SECTION 11
MISCELLANEOUS
11.1. Entire Agreement.  This Agreement, including the Exhibits and Schedules to this Agreement, the Transaction Documents, the Employment Agreement, the Consulting Agreement and the Noncompete Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and thereof.
11.2. Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to be given:
(a)	When delivered to the individual, or to an officer of the company, to which notice is directed;
(b)
Three (3) days after the same has been deposited in the United States Mail, sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section 11.2; or

(c)
When delivered by generally recognized overnight delivery service (including United States Express Mail), with proof of delivery and with all charges prepaid by the sender addressed as provided in this Section 11.2.  Notices shall be sent as follows:

if to Buyer, to:

Memorial Mortuary, Inc.
5300 South 360 West, Suite 250
Salt Lake City, UT  84123

with a copy to:
Memorial Mortuary, Inc.
5300 South 360 West, Suite 250
Salt Lake City, UT  84123
Attn:  Jeffrey R. Stephens

if to Seller, to:

Clint Probst
330 W. 500 South
Midway, UT 84049

with a copy to:

Joe Probst
330 W. 500 South
Midway, UT 84049

or such other address as such party may hereafter specify for such purpose by notice to the other parties to this Agreement, (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).

11.3. Amendments; No Waivers.
(a)
Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Buyer or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)
No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.4. Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except for any filing fees, which filing fees shall be borne solely by Seller.
11.5. Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns, provided that, Seller may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Buyer.  Buyer has the right to assign, delegate or otherwise transfer its rights and obligations under this Agreement to any of its Affiliates, without the consent of Seller.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended or will be construed to confer on any Person other than the parties to this Agreement or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement or any transaction contemplated hereby.
11.6. Certain Interpretive Matters.
(a)
Unless the context otherwise requires, (i) all references in this Agreement to Sections, Articles, or Schedules are to Sections, Articles, or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning ascribed to it and (iii) words in the singular include the plural and vice versa.  All references to “$” or dollar amounts will be to lawful currency of the United States of America.  Except as the context otherwise requires, all references to a “party” refer to either Buyer or Seller, and all references to the “parties” refers to Buyer and Seller collectively.

(b)
Titles and headings to Sections in this Agreement are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

11.7. Governing Law.  This Agreement shall be construed in accordance with and governed by the internal substantive laws of the State of Utah regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto.
11.8. Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and to this Agreement were upon the same instrument.  This Agreement shall become effective when each party to this Agreement shall have received counterparts hereof signed by the other parties to this Agreement.  A facsimile or electronically transmitted signature shall constitute an original.
11.9. Remedies Not Exclusive.  No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each remedy will be cumulative and will be in addition to every other remedy given hereunder or hereafter existing at law or in equity or by statute or otherwise.  The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.
11.10. Confidentiality.  Seller and Buyer agree to maintain in strict confidence any and all information any party hereto learns or discovers about any other party hereto (or any party) or its respective Affiliates during the course of the negotiation, execution and delivery of this Agreement.  This Section 11.10 shall not apply to any information that is, or could reasonably be, learned or discovered through any independent source that is not obligated to maintain such information as confidential.
11.11. Severability.  If any term, provision, covenant or restriction of this Agreement is determined by a Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.
11.12. Tax Identification Numbers.  Buyer’s Federal Tax Identification Number is 87-0317117.  HVFH’s and PFFC’s Federal Tax Identification Numbers are, respectively, 81-4230652 and 46-2476531.
11.13. Release.  Effective as of the Closing, Seller hereby irrevocably releases, acquits and forever discharges and waives any Loss, rights, promises, covenants, contracts, suits, proceedings, actions or causes of actions, of any kind, known or unknown, matured or unmatured, absolute or contingent, at law or in equity, which Seller has against or regarding the Assets or the Business.
11.14. Time of Essence.  Time is of the essence in the performance of this Agreement.
11.15. Specific Performance.  The parties acknowledge that the Business of Seller is unique and recognize and affirm that in the event Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive and/or other equitable relief.

11.16. Employment Agreement.  Buyer (or, in Buyer’s discretion, an affiliate of Buyer) and Joe Probst shall enter into a separate written employment agreement (“Employment Agreement”) acceptable to Buyer, wherein Joe Probst shall be employed by Buyer or Buyer’s designee.  The Employment Agreement shall provide for an initial term of twenty-four (24) months, an initial annual salary of $60,000.00 and annual salary increases of three percent (3%), and shall provide to Buyer four (4) six-month extension options.
11.17. Consulting Agreement.   Buyer (or, in Buyer’s discretion, an affiliate of Buyer) and Clint Probst shall enter into a separate written consulting agreement (“Consulting Agreement”) acceptable to Buyer, wherein Clint Probst shall, for three (3) years, provide consulting services to Buyer and attend community events and other business meetings on behalf of Buyer, at Buyer’s request.
11.18.  Noncompete Agreement.  Buyer and Seller shall enter into a separate written non-competition agreement (“Noncompete Agreement”) acceptable to Buyer, wherein each Seller shall not, for a period of seven (7) years, compete with the Business in any manner whatsoever.
[The remainder of this page is intentionally left blank.  Signature pages follow]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER:
Probst Family Funerals & Cremations, L.L.C., By: /s/ Clinton Wayne Probst

Name: Clinton Wayne Probst

Title Manager

Heber Valley Funeral Home, Inc By: /s/ Clinton Wayne Probst

Name: Clinton Wayne Probst

Title President

/s/ Joe T. Probst
Joe T. Probst, Individually

/s/ Clinton Wayne Probst
Clinton Wayne Probst, Individually

/s/ Calli J. Probst
Calli J. Probst, Individually
/s/ Marsha L. Probst
Marsha L. Probst, Individually

[Signature Page to Asset Purchase Agreement]

BUYER:
SN Probst LLC,
By Memorial Mortuary, Inc., its Manager By: /s/ Adam Quist
Name: Adam Quist
Title: Vice President

[Signature Page to Asset Purchase Agreement]